EXHIBIT 10.1

Home Interiors & Gifts, Inc.
1649 Frankford Road West
Carrollton, Texas 75006

August 9, 2004

Ms. Christi Carter Urschel
4923 Brookview Drive
Dallas, Texas 75220

Re:	Master Book Agreement, among Meredith Corporation (“Meredith”), Home Interiors & Gifts, Inc. (“HIG”) and Christi Carter Urschel, dated as of August 9, 2004 (the “Book Agreement”)

Dear Christi:

     The purpose of this letter agreement is to confirm certain agreements between HIG and you relating to the undertakings set forth in the Book Agreement. Capitalized terms used in this letter agreement, unless otherwise defined in this letter agreement, shall have the meanings set forth in the Book Agreement.

     1. HIG has agreed under Article 7 of the Agreement to purchase approximately 40,000 copies of the Book (the “Purchased Books”), less the number sold by Meredith pursuant to Article 10 of the Agreement, for a purchase price of $12.17 per copy of the Book (which shall include cost of dust jackets, shrink wrap, and a pre-printed barcode with information supplied by Home Interiors). HIG shall pay you the difference between (i) all Net Receipts generated from the sale of the Purchased Books, and (ii) the cost of purchasing the Purchased Books and all direct, out-of-pocket costs associated with marketing, distributing, warehousing, and selling the Purchased Books. You agree that you will not earn a royalty on any sales of the Purchased Books. HIG agrees that six months after it makes its initial purchase of Books from Meredith and every three months thereafter, it will provide you will an accounting that will include the number of Books purchased, the number of Books sold, the revenue from Books sold, and the direct, out-of-pocket costs associated with marketing, distributing, warehousing, and selling the Books.

     2. HIG shall consult with you prior to setting the price at which the Books are to be offered for sale, which price may be different than the MSRP. The price at which the Books are offered for sale from time to time shall be a matter within the sole discretion of HIG.

     3. You agree that you will give HIG advance notice and approval rights of any written public communications that refer to HIG in connection with Article 4 of the Book Agreement.

Ms. Christi Carter Urschel
August 9, 2004

     4. You agree that during the term of the Book Agreement you will work with HIG’s marketing and communications teams to develop concepts for selling the Book through commercial retailers.

     Please indicate your agreement with these terms by executing this letter agreement in the space below and returning a signed original to me at your earliest convenience.

Sincerely,

/s/MICHAEL D. LOHNER

Michael D. Lohner
President and Chief Executive Officer

MDL/cll
Exhibit 10 1.DOC

AGREED:

/s/CHRISTI CARTER URSCHEL	Date: January 20, 2005
Christi Carter Urschel